ABERCROMBIE & FITCH CO. REPORTS SECOND QUARTER FISCAL 2024 RESULTS

•Record second quarter net sales of $1.1 billion, up 21% from last year with comparable sales growth of 18%
•Broad-based net sales growth across regions and brands, with Abercrombie brands growth of 26% and Hollister brands accelerating to growth of 17%
•Operating margin expands 590 basis points to 15.5%, with record second quarter operating income of $176 million
•Further strengthened balance sheet with redemption of all its outstanding 8.75% senior secured notes and amendment and extension of ABL Facility resulting in liquidity of $1.2 billion
•Increases full year outlook to net sales growth of 12% to 13%, and operating margin in the range of 14% to 15%

New Albany, Ohio, August 28, 2024: Abercrombie & Fitch Co. (NYSE: ANF) today announced results for the second quarter ended August 3, 2024. These compare to results for the second quarter ended July 29, 2023. Descriptions of the use of non-GAAP financial measures and reconciliations of GAAP and non-GAAP financial measures accompany this release.

Fran Horowitz, Chief Executive Officer, said, “Our team continued to execute at a very high level in the second quarter, resulting in better than expected sales growth and profitability. The strength of our brand portfolio and improvements we’ve made in global capabilities resulted in broad-based growth across regions, brands and channels. The Americas led our performance this quarter with net sales growth of 23% on top of 19% growth last year, along with continued strong results in EMEA with growth of 16%. By brand, Abercrombie brands achieved growth of 26% on top of 26% growth last year, and Hollister continued its sequential acceleration to growth of 17% with better-than-expected summer and back-to-school selling. Consistent with the first quarter, we delivered improved profitability driven by gross profit rate expansion and operating leverage, with a second quarter operating margin of 15.5% and record second quarter operating income of $176 million.

We delivered a strong first half of the year, and we are increasing our full-year outlook. Although we continue to operate in an increasingly uncertain environment, we remain steadfast in executing our global playbook and maintaining discipline over inventory and expenses. We are on track and confident in our goal to deliver sustainable, profitable growth this year, while making strategic long-term investments across marketing, digital and technology and stores to enable future growth.”

Details related to reported net income per diluted share and adjusted net income per diluted share for the second quarter are as follows:

	2024	2023
GAAP	$2.50	$1.10
Impact from changes in foreign currency exchange rates (1)	—	(0.02)
Adjusted non-GAAP constant currency	$2.50	$1.08
(1)The estimated impact from foreign currency is calculated by applying current period exchange rates to prior year results using a 26% tax rate.

A summary of results for the second quarter ended August 3, 2024 as compared to the second quarter ended July 29, 2023:
•Net sales of $1.1 billion, up 21% as compared to last year on a reported basis and up 22% on a constant currency basis.
•Comparable sales up 18%.
•Gross profit rate of 64.9%, up approximately 240 basis points as compared to last year.
•Operating expense, excluding other operating income, net, of $561 million for the quarter as compared with $497 million last year. Operating expense, excluding other operating income, net, as a percent of sales improved to 49.4% from 53.2% last year.
•Operating income of $176 million as compared to operating income last year of $90 million.
•Net income per diluted share of $2.50 as compared to net income per diluted share last year of $1.10.

Net Sales
Net sales by segment and brand for the second quarter are as follows:

(in thousands)	2024	2023	1 YR % Change	Comparable sales (2)
Net sales by segment: (1)
Americas (3)	$901,224	$731,427	23%	18%
EMEA (4)	199,682	171,962	16%	17%
APAC (5)	33,068	31,956	3%	21%
Total company	$1,133,974	$935,345	21%	18%

	2024	2023	1 YR % Change	Comparable sales (2)
Net sales by brand:
Abercrombie (6)	$582,416	$462,711	26%	21%
Hollister (7)	551,558	472,634	17%	15%
Total company	$1,133,974	$935,345	21%	18%
(1)    Net sales by segment are presented by attributing revenues to an individual country on the basis of the segment that fulfills the order.
(2)    Comparable sales are calculated on a constant currency basis. Refer to "REPORTING AND USE OF GAAP AND NON-GAAP MEASURES," for further discussion.
(3)    The Americas segment includes the results of operations in North America and South America.
(4)    The EMEA segment includes the results of operations in Europe, the Middle East and Africa.
(5)    The APAC segment includes the results of operations in the Asia-Pacific region, including Asia and Oceania.
(6)    For purposes of the above table, Abercrombie includes Abercrombie & Fitch and abercrombie kids.
(7)    For purposes of the above table, Hollister includes Hollister and Gilly Hicks.

Financial Position and Liquidity
As of August 3, 2024 the company had:
•Cash and equivalents of $738 million compared to cash and equivalents of $901 million and $617 million as of February 3, 2024 and July 29, 2023, respectively.
•Inventories of $540 million compared to inventories of $469 million and $493 million as of February 3, 2024 and July 29, 2023, respectively.
•No long-term gross borrowings as all of the company’s outstanding 8.75% senior secured notes due July 2025 (the “Senior Secured Notes”) were redeemed with cash on hand in the second quarter.
•Borrowing available under the senior-secured asset-based revolving credit facility (the “ABL Facility”) of $430 million.
•Liquidity, comprised of cash and equivalents and borrowing available under the ABL Facility, of approximately $1.2 billion. This compares to liquidity of $1.2 billion and $0.9 billion as of February 3, 2024 and July 29, 2023, respectively.

Cash Flow and Capital Allocation
Details related to the company’s cash flows for the year-to-date period ended August 3, 2024 are as follows:
•Net cash provided by operating activities of $260 million.
•Net cash used for investing activities of $97 million.
•Net cash used for financing activities of $327 million.

During the second quarter of 2024, the company completed the redemption of all its remaining outstanding Senior Secured Notes, which had an aggregate principal amount of $214 million. The Senior Secured Notes were redeemed using cash on hand at par value, plus accrued and unpaid interest.

During the second quarter of 2024, the company repurchased 84,054 shares for approximately $15 million. For the year-to-date period ended August 3, 2024, the company repurchased 203,518 shares for $30 million. The company has $202 million remaining on the share repurchase authorization established in November 2021.

Depreciation and amortization was $77 million for the year-to-date period ended August 3, 2024.

Fiscal 2024 Full Year Outlook
The following outlook replaces all previous full year guidance. For fiscal 2024, the company now expects:
•Net sales growth in the range of 12% to 13% from $4.3 billion in fiscal 2023. This is an increase to the previous outlook of around 10%. We expect Abercrombie brands will continue to outperform Hollister brands and the Americas will continue to lead the regional performance.The following table illustrates the expected quarterly and full year net sales and related basis point impact of the calendar shift and loss of one selling week in fiscal 2024 compared to fiscal 2023.

	Q1	Q2	Q3	Q4	Fiscal 2024
Net sales increase (decrease) (in millions)	$10	$30	$(10)	$(80)	$(50)
Basis point increase (decrease)	120	320	(90)	(550)	(120)
•Operating margin to be in the range of 14% to 15%. This range improves from the previous outlook of around 14%. We expect the year-over-year improvement to be driven by a higher gross profit rate and operating expense leverage.
•Effective tax rate to be in the mid-20s, with the rate being sensitive to the jurisdictional mix and level of income.
•Capital expenditures of approximately $170 million.

Fiscal 2024 Third Quarter Outlook
For the third quarter of fiscal 2024, the company expects:
•Net sales growth to be up low double-digits compared to fiscal third quarter 2023 level of $1.06 billion.
•Operating margin to be in the in the range of 13% to 14% compared to an operating margin of 13.1% in Q3 2023.
•Effective tax rate to be mid-20s, with the rate being sensitive to the jurisdictional mix and level of income.

Conference Call
Today at 8:30 a.m. ET, the company will conduct a conference call and provide additional details around its quarterly results and its outlook for the third quarter. To access the call by phone, participants will need to register at the following URL address to obtain a dial-in number and passcode:
https://register.vevent.com/register/BI2194a9e5524444a4a59abcec78c2fc60
A presentation of second quarter results will be available in the “Investors” section at corporate.abercrombie.com at approximately 7:30 a.m. ET, today. Important information may be disseminated initially or exclusively via the website; investors should consult the site to access this information.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This Press Release and related statements by management or spokespeople of Abercrombie & Fitch Co. (A&F) contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements, including, without limitation, statements regarding our third quarter and annual fiscal 2024 results, relate to our current assumptions, projections and expectations about our business and future events. Any such forward-looking statements involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the company’s control. The inclusion of such information should not be regarded as a representation by the company, or any other person, that the objectives of the company will be achieved. Words such as “estimate,” “project,” “plan,” “goal,” “believe,” “expect,” “anticipate,” “intend,” “should,” “are confident,” “will,” “could,” “outlook,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we assume no obligation to publicly update or revise any forward-looking statements, including any financial targets or estimates, whether as a result of new information, future events, or otherwise. Factors that may cause results to differ from those expressed in our forward-looking statements include, but are not limited to, the factors disclosed in Part I, Item 1A. “Risk Factors” of the company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2024, and in our subsequent reports and filings with the Securities and Exchange Commission, as well as the following factors: risks related to changes in global economic and financial conditions, including inflation, and the resulting impact on consumer spending generally and on our operating results, financial condition, and expense management, and our ability to adequately mitigate the impact; risks related to the geopolitical landscape and conflicts, such as the recent attacks on marine vessels in the Red Sea, and the potential escalation of such conflicts and the impact of such conflicts on international trade, supplier delivery or increased freight costs, acts of terrorism, mass casualty events, social unrest, civil disturbance or disobedience; risks related to our failure to engage our customers, anticipate customer demand and changing fashion trends, and manage our inventory; risks related to our failure to operate effectively in a highly competitive and constantly evolving industry; risks related to our ability to execute on, and maintain the success of, our strategic and growth initiatives, including those outlined in our Always Forward Plan; risks related to fluctuations in foreign currency exchange rates; risks related to fluctuations in our tax obligations and effective tax rate, including as a result of earnings and losses generated from our global operations, may result in volatility in our results of operations; risks and uncertainty related to adverse public health developments; risks associated with climate change and other corporate responsibility issues; risks related to reputational harm to the company, its officers, and directors; risks related to actual or threatened litigation; risks related to cybersecurity threats and privacy or data security breaches; and the potential loss or disruption to our information systems.

Other Information
This document includes certain adjusted non-GAAP financial measures where management believes it to be helpful in understanding the company's results of operations or financial position. Additional details about non-GAAP financial measures and a reconciliation of GAAP financial measures to non-GAAP financial measures can be found in the "Reporting and Use of GAAP and Non-GAAP Measures" section. Sub-totals and totals may not foot due to rounding. Net income and net income per share financial measures included herein are attributable to Abercrombie & Fitch Co., excluding net income attributable to noncontrolling interests.

As used in this document, unless otherwise defined, "Abercrombie brands" refers to Abercrombie & Fitch and abercrombie kids and "Hollister brands" refers to Hollister and Gilly Hicks. Additionally, references to "Americas" includes North America and South America, "EMEA" includes Europe, the Middle East and Africa and "APAC" includes the Asia-Pacific region, including Asia and Oceania.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. (NYSE: ANF) is a global, digitally led, omnichannel specialty retailer of apparel and accessories catering to kids through millennials with assortments curated for their specific lifestyle needs.

The company operates a family of brands, including Abercrombie & Fitch and Hollister, each sharing a commitment to offer products of enduring quality and exceptional comfort that support global customers on their journey to being and becoming who they are. Abercrombie & Fitch Co. operates approximately 750 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites abercrombie.com, abercrombiekids.com, and HollisterCo.com.

Investor Contact:	Media Contact:

Mo Gupta	Kate Wagner
Abercrombie & Fitch Co.	Abercrombie & Fitch Co.
(614) 283-6751	(614) 283-6192
Investor_Relations@anfcorp.com	Public_Relations@anfcorp.com

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	August 3, 2024	% of Net Sales	July 29, 2023	% of Net Sales
Net sales	$1,133,974	100.0%	$935,345	100.0%
Cost of sales, exclusive of depreciation and amortization	397,712	35.1%	350,965	37.5%
Gross profit	736,262	64.9%	584,380	62.5%
Stores and distribution expense	390,233	34.4%	352,730	37.7%
Marketing, general and administrative expense	170,471	15.0%	144,502	15.4%
Other operating income, net	(67)	—%	(2,694)	(0.3)%
Operating income	175,625	15.5%	89,842	9.6%
Interest expense	5,189	0.5%	7,635	0.8%
Interest income	(10,392)	(0.9)%	(6,538)	(0.7)%
Interest (income) expense, net	(5,203)	(0.5)%	1,097	0.1%
Income before income taxes	180,828	15.9%	88,745	9.5%
Income tax expense	45,449	4.0%	30,014	3.2%
Net income	135,379	11.9%	58,731	6.3%
Less: Net income attributable to noncontrolling interests	2,211	0.2%	1,837	0.2%
Net income attributable to A&F	$133,168	11.7%	$56,894	6.1%

Net income per share attributable to A&F
Basic	$2.60		$1.13
Diluted	$2.50		$1.10

Weighted-average shares outstanding:
Basic	51,246		50,322
Diluted	53,279		51,548

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Twenty-Six Weeks Ended		Twenty-Six Weeks Ended
	August 3, 2024	% of Net Sales	July 29, 2023	% of Net Sales
Net sales	$2,154,704	100.0%	$1,771,339	100.0%
Cost of sales, exclusive of depreciation and amortization	740,985	34.4%	677,165	38.2%
Gross profit	1,413,719	65.6%	1,094,174	61.8%
Stores and distribution expense	761,919	35.4%	688,779	38.9%
Marketing, general and administrative expense	348,351	16.2%	287,133	16.2%
Other operating income, net	(2,025)	(0.1)%	(5,588)	(0.3)%
Operating income	305,474	14.2%	123,850	7.0%
Interest expense	10,969	0.5%	15,093	0.9%
Interest income	(21,195)	(1.0)%	(10,553)	(0.6)%
Interest (income) expense, net	(10,226)	(0.5)%	4,540	0.3%
Income before income taxes	315,700	14.7%	119,310	6.7%
Income tax expense	65,243	3.0%	42,732	2.4%
Net income	250,457	11.6%	76,578	4.3%
Less: Net income attributable to noncontrolling interests	3,439	0.2%	3,113	0.2%
Net income attributable to A&F	$247,018	11.5%	$73,465	4.1%

Net income per share attributable to A&F
Basic	$4.84		$1.47
Diluted	$4.64		$1.43

Weighted-average shares outstanding:
Basic	51,069		49,952
Diluted	53,277		51,535

Reporting and Use of GAAP and Non-GAAP Measures
The company believes that each of the non-GAAP financial measures presented are useful to investors as they provide a measure of the company’s operating performance excluding the effect of certain items which the company believes do not reflect its future operating outlook, such as asset impairment charges, therefore supplementing investors’ understanding of comparability of operations across periods. Management used these non-GAAP financial measures during the periods presented to assess the company’s performance and to develop expectations for future operating performance. Non-GAAP financial measures should be used supplemental to, and not as an alternative to, the company’s GAAP financial results, and may not be calculated in the same manner as similar measures presented by other companies.

The company provides comparable sales, defined as the percentage year-over-year change in the aggregate of: (1) sales for stores that have been open as the same brand at least one year and whose square footage has not been expanded or reduced by more than 20% within the past year, with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation, and (2) digital net sales with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation.

The company also provides certain financial information on a constant currency basis to enhance investors’ understanding of underlying business trends and operating performance, by removing the impact of foreign currency exchange rate fluctuations. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current year average exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share effect from foreign currency is calculated using a 26% tax rate.

In addition, the company provides EBITDA and Adjusted EBITDA as supplemental measures used by the company's executive management to assess the company's performance. We also believe these supplemental performance measures are meaningful information for investors and other interested parties to use in computing the company's core financial performance over multiple periods and with other companies by excluding the impact of differences in tax jurisdictions, debt service levels and capital investment.

Abercrombie & Fitch Co.
Reconciliation of Constant Currency Financial Measures
Thirteen Weeks Ended August 3, 2024 and July 29, 2023
(in thousands, except percentage and basis point changes and per share data)
(Unaudited)

	2024	2023	% Change
Net sales
GAAP (1)	$1,133,974	$935,345	21%
Impact from changes in foreign currency exchange rates (2)	—	(2,370)	—
Net sales on a constant currency basis	$1,133,974	$932,975	22%

Gross profit	2024	2023	BPS Change (3)
GAAP (1)	$736,262	$584,380	240
Impact from changes in foreign currency exchange rates (2)	—	(120)	(10)
Gross profit on a constant currency basis	$736,262	$584,260	230

Operating income	2024	2023	BPS Change (3)
GAAP (1)	$175,625	$89,842	590
Impact from changes in foreign currency exchange rates (2)	—	(1,467)	10
Adjusted non-GAAP constant currency basis	$175,625	$88,375	600

Net income attributable to A&F	2024	2023	$ Change
GAAP (1)	$2.50	$1.10	$1.40
Impact from changes in foreign currency exchange rates (2)	—	(0.02)	0.02
Adjusted non-GAAP constant currency basis	$2.50	$1.08	$1.42

(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    The estimated impact from foreign currency is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share estimated impact from foreign currency is calculated using a 26% tax rate.
(3)    The estimated basis point change has been rounded based on the percentage change.

Abercrombie & Fitch Co.
Reconciliation of Constant Currency Net Sales by Geography and Brand
Thirteen Weeks Ended August 3, 2024 and July 29, 2023
(in thousands, except percentage changes)
(Unaudited)
	2024	2023			GAAP % Change	Non-GAAP Constant Currency Basis % Change
	GAAP	GAAP	Impact From Changes In Foreign Currency Exchanges Rates (1)	Non-GAAP Constant Currency Basis
Net sales by segment: (2)
Americas (3)	$901,224	$731,427	$(833)	$730,594	23%	23%
EMEA (4)	199,682	171,962	(413)	171,549	16%	16%
APAC (5)	33,068	31,956	(1,124)	30,832	3%	7%
Total company	$1,133,974	$935,345	$(2,370)	$932,975	21%	22%

	2024	2023			GAAP % Change	Non-GAAP Constant Currency Basis % Change
	GAAP	GAAP	Impact From Changes In Foreign Currency Exchanges Rates (1)	Non-GAAP Constant Currency Basis
Net sales by brand:
Abercrombie (6)	$582,416	$462,711	$(1,125)	$461,586	26%	26%
Hollister (7)	551,558	472,634	(1,245)	471,389	17%	17%
Total company	$1,133,974	$935,345	$(2,370)	$932,975	21%	22%

(1)The estimated impact from foreign currency is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging.
(2)Net sales by segment are presented by attributing revenues to an individual country on the basis of the segment that fulfills the order.
(3)The Americas segment includes the results of operations in North America and South America.
(4)The EMEA segment includes the results of operations in Europe, the Middle East and Africa.
(5)The APAC segment includes the results of operations in the Asia-Pacific region, including Asia and Oceania.
(6)For purposes of the above table, Abercrombie includes Abercrombie & Fitch and abercrombie kids.
(7)For purposes of the above table, Hollister includes Hollister and Gilly Hicks.

Abercrombie & Fitch Co.
Reconciliation of EBITDA and Adjusted EBITDA
Thirteen Weeks Ended August 3, 2024 and July 29, 2023
(in thousands)
(Unaudited)

	2024	% of Net Sales	2023	% of Net Sales
Net income	$135,379	11.9%	$58,731	6.3%
Income tax expense	45,449	4.0	30,014	3.2
Interest (income) expense, net	(5,203)	(0.5)	1,097	0.1
Depreciation and amortization	39,355	3.6	36,383	3.9
EBITDA (1)	$214,980	19.0%	$126,225	13.5%

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Twenty-Six Weeks Ended August 3, 2024 and July 29, 2023
(in thousands)
(Unaudited)

	2024	% of Net Sales	2023	% of Net Sales
Net income	$250,457	11.6%	$76,578	4.3%
Income tax expense	65,243	3.0	42,732	2.4
Interest (income) expense, net	(10,226)	(0.5)	4,540	0.3
Depreciation and Amortization	77,044	3.7	72,411	4.1
EBITDA (1)	$382,518	17.8%	$196,261	11.1%

Adjustments to EBITDA
Asset impairment	—	—%	4,436	0.3%
Adjusted EBITDA (1)	$382,518	17.8%	$200,697	11.4%

(1)EBITDA and Adjusted EBITDA are supplemental financial measures that are not defined or prepared in accordance with GAAP. EBITDA is defined as net income before interest, income taxes and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for asset impairment.

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	August 3, 2024	February 3, 2024	July 29, 2023
Assets
Current assets:
Cash and equivalents	$738,402	$900,884	$617,339
Receivables	115,077	78,346	112,597
Inventories	539,759	469,466	493,479
Other current assets	123,415	88,569	87,850
Total current assets	1,516,653	1,537,265	1,311,265
Property and equipment, net	552,453	538,033	553,680
Operating lease right-of-use assets	746,788	678,256	714,977
Other assets	233,664	220,679	216,792
Total assets	$3,049,558	$2,974,233	$2,796,714

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$406,756	$296,976	$323,197
Accrued expenses	422,484	436,655	375,544
Short-term portion of operating lease liabilities	202,840	179,625	191,700
Income taxes payable	19,576	53,564	46,039
Total current liabilities	1,051,656	966,820	936,480
Long-term liabilities:
Long-term portion of operating lease liabilities	$688,006	$646,624	$692,046
Long-term borrowings, net	—	222,119	297,385
Other liabilities	88,746	88,683	92,019
Total long-term liabilities	776,752	957,426	1,081,450
Total Abercrombie & Fitch Co. stockholders’ equity	1,206,526	1,035,160	768,306
Noncontrolling interests	14,624	14,827	10,478
Total stockholders’ equity	1,221,150	1,049,987	778,784
Total liabilities and stockholders’ equity	$3,049,558	$2,974,233	$2,796,714

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Cash Flows
(in thousands, except per share data)
(Unaudited)

	Twenty-Six Weeks Ended
	August 3, 2024	July 29, 2023
Operating activities
Net cash provided by operating activities	$260,119	$216,328

Investing activities
Purchases of marketable securities	$(15,000)	$—
Purchases of property and equipment	(81,649)	(89,780)
Net cash used for investing activities	$(96,649)	$(89,780)

Financing activities
Redemption of senior secured notes	(223,331)	—
Payment of debt modification costs and fees	(2,716)	(17)
Purchases of common stock	(30,000)	—
Acquisition of common stock for tax withholding obligations	(67,225)	(18,769)
Other financing activities	(3,689)	(4,556)
Net cash used for financing activities	$(326,961)	$(23,342)

Effect of foreign currency exchange rates on cash	$101	$(3,672)
Net (decrease) increase in cash and equivalents, and restricted cash and equivalents	$(163,390)	$99,534
Cash and equivalents, and restricted cash and equivalents, beginning of period	$909,685	$527,569
Cash and equivalents, and restricted cash and equivalents, end of period	$746,295	$627,103